Exhibit 4.4

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of April 29, 2015 by and among:

1.	Huami Corporation, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”);

2.	Huami HK Limited, a company organized and existing under the laws of Hong Kong (the “HK Company”);

3.	Shunyuan Kaihua (Beijing) Technology Co., Ltd. , a limited liability company organized and existing under the laws of the People’s Republic of China (the “PRC”), as the wholly-owned subsidiary of the HK Company (the “WFOE”);

4.	Huami (Beijing) Information Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC (the “Beijing Company”);

5.	Anhui Huami Information Technology Co., Ltd. , a limited liability company organized and existing under the laws of the PRC (the “Anhui Company”, together with the Beijing Company, the “Domestic Companies”);

6.	Each of the entities as set forth in Schedule A attached hereto (collectively, the “Investors”, and each an “Investor”);

7.	Each of the persons as set forth in Schedule B attached hereto (collectively, the “Founders”, and each a “Founder”); and

8.	Each of the entities as set forth in Schedule C attached hereto (collectively, the “BVI Companies”, and each a “BVI Company”).

The WFOE, the Domestic Companies and all their direct or indirect subsidiaries incorporated in PRC are referred to collectively herein as the “PRC Companies”, and each a “PRC Company”. The Company, the HK Company, the U.S. Company (as defined in the Share Purchase Agreement) and the PRC Companies are referred to collectively herein as the “Group Companies”, and each a “Group Company”.

RECITALS

A. The Company, the BVI Companies, the HK Company, the WFOE, the Domestic Companies, the Founders and the Investors have entered into a Preferred Shares Purchase Agreement dated April 29, 2015 (the “Share Purchase Agreement”), under which the Company shall issue and allot an aggregate of 71,641,792 series A convertible preferred shares of the Company, par value US$0.0001 per share (the “Series A Preferred Shares”), 2,000,000 series B-1 convertible preferred shares of the Company, par value US$0.0001 per share (the “Series B-1 Preferred Shares”) and 20,895,523 series B-2 convertible preferred shares of the Company, par value US$0.0001 per share (the “Series B-2 Preferred Shares”, collectively with the Series B-1 Preferred Shares, the “Series B Preferred Shares”; the Series A Preferred Shares and Series B Preferred Shares, collectively the “Preferred Shares”) to the Investors.

B. In connection with the consummation of the transactions contemplated by the Share Purchase Agreement, the parties hereto desire to enter into this Agreement and the Ancillary Agreements (as defined in the Share Purchase Agreement) for the governance, management and operations of the Group Companies and for the rights and obligations between and among the parties hereto.

C. The Share Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Share Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. INFORMATION RIGHTS; BOARD REPRESENTATION.

1.1. Information and Inspection Rights.

(a) Information Rights. Each of the Group Companies covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least 2% of the total issued share capital of the Company (on a fully diluted and as converted basis), the Group Companies shall deliver to such Investor:

(i) audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year, prepared in conformance with the United States generally accepted accounting principles (“US GAAP”) and audited by a reputable accounting firm acceptable to the holders of a majority of the issued, outstanding Series A Preferred Shares (voting together as a separate class and on an as converted basis, such holders, the “Majority Series A Holders”) and the holders of a majority of the issued, outstanding Series B Preferred Shares (voting together as a separate class and on an as converted basis, such holders, the “Majority Series B Holders”; together with the Majority Series A Holders, collectively the “Majority Preferred Holders”);

(ii) unaudited monthly consolidated financial statements, within thirty (30) days after the end of each month, prepared in conformance with the PRC GAAP;

(iii) an annual capital expenditure and operations budget of the Group Companies for the following fiscal year, as approved by the Board, within thirty (30) days prior to the end of each fiscal year;

(iv) an up-to-date capitalization table of the Company certified by the chief executive officer of the Company, within five (5) days after the end of each quarter;

(v) copies of all Company documents or other Company information sent to any shareholder;

(vi) documents regarding the matters which would be reasonably likely to have a Material Adverse Effect (as defined in Share Purchase Agreement) or result of a material obligation to any Group Companies (a) in a value exceeding the amount of US$8,000,000 or (b) outside the ordinary course of business of any Group Company;

(vii) upon the written request by such Investor, such other information as such Investor shall reasonably request from time to time (the above rights, collectively, the “Information Rights”). All financial statements to be provided to such Investor pursuant to this Section 1.1(a) shall include an income statement, a balance sheet, a cash flow statement for the relevant period as well as for the fiscal year to-date and the analysis comparing the actual fiscal results to the annual budget and shall be prepared in conformance with the US GAAP.

(b) Inspection Rights. Each of the Group Companies further covenants and agrees that, commencing on the date of this Agreement, for so long as any Investor holds at least 2% of the total issued share capital of the Company (on a fully diluted and as converted basis), such Investor shall have (i) the right to inspect facilities, records and books of the Group Companies at any time during regular working hours upon reasonable prior notice to the Group Companies, (ii) the right to discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants, legal counsel and investment bankers, and (iii) the right to appoint independent auditor to examine the accounts of the Group Companies (the “Inspection Rights”), provided that such Investor shall bear any and all costs incurred in connection with its exercise of such Inspection Rights..

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon consummation of a firm commitment underwritten public offering of the ordinary shares of the Company, par value of US$0.0001 per share (the “Ordinary Shares”) in the United States, that has been registered under the United States Securities Act of 1933, as amended from time to time, including any successor statutes (the “Securities Act”), with the gross proceeds to the Company of no less than three hundred (300) million U.S. dollars (US$300,000,000) and the implied market capitalization of the Company prior to such public offering shall be no less than one point five (1.5) billion U.S. dollars (US$1,500,000,000), or in a similar public offering of the Ordinary Shares of the Company in Hong Kong or another jurisdiction which results in the Ordinary Shares trading publicly on a recognized international securities exchange; provided that such offering in terms of price, gross proceeds, implied market capitalization and regulatory approval is reasonably equivalent to the aforementioned public offering in the United States and is subject to the prior written approval of the Majority Preferred Holders (a “Qualified Initial Public Offering”).

1.2. Board of Directors. The Amended and Restated Memorandum and Articles of Association of the Company (the “Restated Articles”) shall provide that the Board of the Company shall consist of six (6) members, which number of members shall not be changed except pursuant to an amendment to the Restated Articles. Effective from the date hereof,

(i) each of People Better Limited and Shunwei High Tech Limited shall be entitled to appoint and remove one (1) director (each, a “Series A Director”, and collectively, the “Series A Directors”);

(ii) the holders of two thirds (2/3) of the Series B-2 Preferred Shares shall be entitled to appoint and remove one (1) director (the “Series B Director”, and collectively with the Series A Directors, the “Investor Directors”); and

(iii) the holders of a majority of the Ordinary Shares shall be entitled to appoint and remove three (3) directors (the “Ordinary Directors”).

A meeting of directors is duly constituted for all purposes if at the commencement of the meeting there are present in person or by alternate not less than four (4) directors, which directors in each case shall include the Investor Directors. The Company shall reimburse the directors for all reasonable out-of-pocket expenses incurred in connection with attending any meetings of the Board and any committee thereof.

1.3. Board of the PRC Companies and the HK Company. Each of the PRC Companies and the HK Company shall have the same number of directors as the Company, and the Investors shall be entitled to appoint the same number of directors to each of the PRC Companies and the HK Company as they are entitled to appoint to the Company.

2. REGISTRATION RIGHTS.

2.1. Applicability of Rights. The Holders (as defined below) shall be entitled to the following rights with respect to any proposed public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably equivalent or analogous rights with respect to any other offering of the Company’s securities in Hong Kong or any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

2.2. Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by filing a registration statement which is in a form which complies with, and is declared effective by the SEC (as defined below) in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” means: (1) any Ordinary Shares of the Company issued or issuable pursuant to conversion of any shares of Preferred Shares issued (A) under the Share Purchase Agreement, or (B) pursuant to the Right of Participation (defined in Section 3.1), (2) any Ordinary Shares issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any Preferred Shares described in clause (1) of this subsection (b), (3) any other Ordinary Shares of the Company owned or hereafter acquired by the holders of Preferred Shares. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not validly assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogous rule of another jurisdiction.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then Outstanding” shall mean the number of Ordinary Shares of the Company that are Registrable Securities and are then issued, outstanding, issuable upon conversion of Preferred Shares then issued, outstanding, or issuable upon conversion or exercise of any warrant, right or other security then outstanding.

(d) Holder. For purposes of this Section 2, the term “Holder” means any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 2 have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” means such respective form under the Securities Act or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

(g) Registration Expenses. The term “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.3, 2.4 and 2.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and disbursements of one counsel for all the Holders, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(h) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to Sections 2.3, 2.4 and 2.5 hereof.

(i) Exchange Act. The term “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and any successor statute.

2.3. Demand Registration.

(a) Request by Holders. If the Company shall, at any time after the earlier of (i) the fifth (5th) anniversary of the Closing Date (as defined in the Share Purchase Agreement) or (ii) one (1) year following the taking effect of a registration statement for a Qualified Initial Public Offering, receive a written request from the Holders of at least 50% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed US$5,000,000) of the Registrable Securities pursuant to this Section 2.3, then the Company shall, within ten (10) Business Days (as defined in Share Purchase Agreement) of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 2.3 or Section 2.5 or in which the Holders had an opportunity to participate pursuant to the provisions of Section 2.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 2.4(a). Notwithstanding the foregoing, the Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.3. For purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States as designated by such Holders, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction. In addition, “Form F-3” shall be deemed to refer to Form S-3 or any comparable form under the U.S. securities laws in the condition that the Company is not at that time eligible to use Form F-3.

(b) Underwriting. If the Holders initiating the registration request under this Section 2.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Holders of a majority of the Registrable Securities being registered and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company; provided further, that at least twenty percent (20%) (or any lesser percentage if the anticipated gross proceeds to the Company from such proposed offering would exceed $5,000,000) of shares of Registrable Securities requested by the Holders to be included in such underwriting and registration shall be so included. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 2.3, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such twelve (12) month period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

2.4. Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any employee benefit plan or a corporate reorganization), and shall afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein. No Holder of Registrable Securities shall be granted piggyback registration rights superior to those of the Holders of the Preferred Shares without the consent in writing of the Holders of at least fifty percent (50%) of the Preferred Shares or Ordinary Shares issued upon conversion of the Preferred Shares or a combination of such Preferred Shares and Ordinary Shares.

(b) Underwriting. If a registration statement under which the Company gives notice under this Section 2.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.4 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 2.13, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the total number of shares of Registrable Securities then held by each such Holder, and third, to holders of other securities of the Company; provided, however, that the right of the underwriter(s) to exclude shares (including Registrable Securities) from the registration and underwriting as described above shall be restricted so that (i) the number of Registrable Securities included in any such registration is not reduced below twenty-five percent (25%) of the aggregate number of shares of Registrable Securities for which inclusion has been requested; and (ii) all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company (or any subsidiary of the Company) shall first be excluded from such registration and underwriting before any Registrable Securities are so excluded. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Not Demand Registration. Registration pursuant to this Section 2.4 shall not be deemed to be a demand registration as described in Section 2.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.4.

2.5. Form F-3. In case the Company shall receive from any Holder a written request or requests that the Company effect a registration on Form F-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 2.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.5:

(i) if Form F-3 is not available for such offering by the Holders;

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$500,000;

(iii) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its shareholders for such Form F-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than sixty (60) days after receipt of the request of the Holder or Holders under this Section 2.5; provided that the Company shall not register any of its other shares during such sixty (60) day period;

(iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 2.3(b) and 2.4 (a); or

(v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 2.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 2.5.

2.6. Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 2.3, 2.4 or 2.5 (but excluding Selling Expenses, underwriting discounts and commissions, and fees for special counsel of the Holders participating in such registration) shall be borne by the Company; provided, however, the expenses in excess of US$25,000 of any special audit required in connection with a Demand Registration shall be borne pro rata by the Holders participating in such registration. Each Holder participating in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.3 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 2.3; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 2.3.

2.7. Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, such ninety (90) day period shall be extended, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Opinion and Comfort Letter. Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) letters dated as of (x) the effective date of the registration statement covering such Registrable Securities and (y) the closing date of the offering, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

2.8. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.3, 2.4 or 2.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to timely effect the Registration of their Registrable Securities.

2.9. Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.3, 2.4 or 2.5:

(a) By the Company. To the extent permitted by law and the Restated Articles, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement by the Company of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission by the Company to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States federal or state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States federal or state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as such expenses are incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 2.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 2.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 2.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 2.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 2.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10. Termination of the Company’s Obligations. The Company’s obligations pursuant to Sections 2.3, 2.4 and 2.5 with respect to any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Sections 2.3, 2.4 or 2.5 shall terminate on the fifth anniversary of the Qualified Public Offering, or , if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may then be sold without registration in any ninety (90) day period pursuant to Rule 144 promulgated under the Securities Act.

2.11. No Registration Rights to Third Parties. Without the prior written consent of the holders of a majority of the Preferred Shares then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 2, or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

2.12. Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

2.13. Market Stand-Off. Each party agrees that, so long as it holds any voting securities of the Company, upon request by the Company or the underwriters managing the initial public offering of the Company’s securities, it will not sell or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and other transfers to affiliates permitted by law) without the prior written consent of the Company or such underwriters, as the case may be, for a period of time specified by the representative of the underwriters not to exceed 180 days from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters. The Company shall use commercially reasonable efforts to take all steps to shorten such lock-up period. The foregoing provision of this Section 2.13 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all other shareholders of the Company enter into similar agreements, and if the Company or any underwriter releases any other shareholder from his, her or its sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. The Company shall require all future acquirers of the Company’s securities to execute prior to a Qualified Initial Public Offering a market stand-off agreement containing substantially similar provisions as those contained in this Section 2.13.

3. RIGHT OF PARTICIPATION.

3.1. General. The Investors and any holders of Preferred Shares to which rights under this Section 3 have been duly assigned in accordance with Section 8 (hereinafter referred to as a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of the New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2. Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3. New Securities. “New Securities” shall mean any Preferred Shares, Ordinary Shares or other voting shares of the Company and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Preferred Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) any Ordinary Shares (and/or options or warrants therefor) issued to employees, officers, directors, contractors, advisors or consultants of the Company pursuant to the Company’s employee share option plans approved by the Board (including the approval of the Investor Directors);

(b) any Preferred Shares issued under the Share Purchase Agreement, as such agreement may be amended and any Ordinary Shares issued pursuant to the conversion thereof;

(c) any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(d) any securities issued upon the exercise, conversion or exchange of any outstanding security if such outstanding security constituted a New Security;

(e) any securities issued pursuant to a Qualified Initial Public Offering;

(f) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization approved by the Board and the shareholders pursuant to this Agreement and the Restated Articles in which the Company acquires, in a single transaction or series of related transactions, all or substantially all assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity; or

(g) any securities that are excluded from New Securities approved by the Majority Preferred Holders.

3.4. Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions) which is approved by the Majority Preferred Holders, it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have thirty (30) days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such thirty (30) days period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participation Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participation Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant, other than a Participation Rights Holder who fails or declines to exercise its Right of Participation in accordance with subsection (a) above, shall have five (5) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within in two (2) Business Days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

3.5. Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within thirty (30) days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6. Termination. The Right of Participation for each Participation Rights Holder shall terminate upon a Qualified Initial Public Offering.

4. TRANSFER RESTRICTIONS.

4.1. Certain Definitions. For purposes of this Section 4, “Ordinary Shares” means (i) the Company’s outstanding Ordinary Shares, (ii) the Ordinary Shares issued or issuable upon conversion of the Company’s outstanding Preferred Shares, (iii) the Ordinary Shares issuable upon exercise of outstanding options or warrants and (iv) the Ordinary Shares issuable upon conversion of any outstanding convertible securities; “Preferred Shareholder” means any holder of the Preferred Shares and its permitted assignees to whom its rights under this Section 4 have been duly assigned in accordance with this Agreement; and “Ordinary Shareholder” means any holder of Ordinary Shares of the Company.

4.2. Preferred Shareholders’ Right of First Refusal. Subject to Section 4.5 of this Agreement, if any Ordinary Shareholder proposes to sell or transfer any Ordinary Shares held by it (the “Selling Shareholder”), then such Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company and each of the Preferred Shareholder (the “Non-Selling Shareholders”) at least fifteen (15) Business Days (defined as any day other than a Saturday or Sunday on which banks are ordinarily open for business in New York City and in Hong Kong) prior to such sale or transfer. The Transfer Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Ordinary Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee. The Non-Selling Shareholders shall have an option for a period of five (5) Business Days from receipt of the Transfer Notice to elect to purchase the Offered Shares at the same price and subject to the same terms and conditions as described in the Transfer Notice. The Non-Selling Shareholders may exercise such purchase option and purchase all or any portion of the Offered Shares by notifying the Selling Shareholder in writing before expiration of such five (5) Business Days period as to the number of shares that it wishes to purchase. Each Non-Selling Shareholder will have the right, exercisable upon written notice (the “Non-Selling Shareholder’s First Refusal Notice”) to the Selling Shareholder, the Company and each other Non-Selling Shareholder within five (5) Business Days after receipt of the Transfer Notice (the “Non-Selling Shareholder’s First Refusal Period”) of its election to exercise its right of first refusal hereunder. The Non-Selling Shareholder’s First Refusal Notice shall set forth the number of Offered Shares that such Non-Selling Shareholder wishes to purchase, which amount shall not exceed the First Refusal Allotment (as defined below) of such Non-Selling Shareholder. Such right of first refusal shall be exercised as follows:

(a) First Refusal Allotment. Each Non-Selling Shareholder shall have the right to purchase that number of the Offered Shares (the “First Refusal Allotment”) equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) held by such Non-Selling Shareholder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (on an as-converted basis) owned by all Non-Selling Shareholders at the time of the transaction who elect to participate in the right of first refusal purchase. A Non-Selling Shareholder shall not have a right to purchase any of the Offered Shares unless it exercises its right of first refusal within the Non-Selling Shareholder’s First Refusal Period to purchase all or any part of its First Refusal Allotment of the Offered Shares. To the extent that any Non-Selling Shareholder does not exercise its right of first refusal to the full extent of its First Refusal Allotment, the Selling Shareholder and the exercising Non-Selling Shareholders shall, at the exercising Non-Selling Shareholders’ sole discretion, within five (5) days after the end of the Non-Selling Shareholder’s First Refusal Period, make such adjustment to the First Refusal Allotment of each exercising Non-Selling Shareholder so that any remaining Offered Shares may be allocated to those Non-Selling Shareholders exercising their rights of first refusal on a pro rata basis.

(b) Purchase Price and Payment. The purchase price for the Offered Shares to be purchased by the Non-Selling Shareholders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth below. If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be as previously determined by the Board (including the approval of the Investor Directors) in good faith, which determination will be binding upon the Company, the Selling Shareholder and the Non-Selling Shareholders, absent fraud or error. Payment of the purchase price for the Offered Shares purchased by the Non-Selling Shareholders shall be made within ten (10) days following the date of the First Refusal Expiration Notice (as defined in the Section 4.2(c) below) by wire transfer or check as directed by the Selling Shareholder.

(c) Expiration Notice. Within ten (10) days after the expiration of the Non-Selling Shareholder’s First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder and the Non-Selling Shareholders specifying either (i) that all of the Offered Shares were subscribed by the Non-Selling Shareholders exercising their rights of first refusal, or (ii) that the Non-Selling Shareholders have not subscribed for all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale right of the holders of the Preferred Shares described in the Section 4.3 below.

(d) Rights of a Selling Shareholder. If any Non-Selling Shareholder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the Non-Selling Shareholder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Non-Selling Shareholder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company for transfer to such Non-Selling Shareholder.

4.3. Preferred Shareholders’ Co-Sale Right. In the event that the Non-Selling Shareholders have not exercised their right of first refusal with respect to any or all of the Offered Shares, then the remaining Offered Shares not subscribed for under the right of first refusal pursuant to Section 4.2 above shall be subject to co-sale rights under this Section 4.3 and each Non-Selling Shareholder who have not exercised any of its right of first refusal with respect to the Offered Shares shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Shareholder (the “Co-Sale Notice”) within five (5) Business Days after receipt of First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Ordinary Shares (on both an absolute and as-converted to Ordinary Shares basis) that such participating Preferred Shareholder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Non-Selling Shareholder. To the extent one or more of the Non-Selling Shareholder exercise such right of participation in accordance with the terms and conditions set forth below, the number of Ordinary Shares that such Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Preferred Shareholder shall be subject to the following terms and conditions:

(a) Co-Sale Pro Rata Portion. Each Non-Selling Shareholder may sell all or any part of that number of Ordinary Shares held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by such Non-Selling Shareholder at the time of the sale or transfer and the denominator of which is the combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Non-Selling Shareholders who elect to exercise their co-sale rights (if any Non-Selling Shareholder does not elect to exercise the co-sale right to the full extent then its Ordinary Shares (on as-converted basis) for calculation in the numerator and denominator shall be proportionately reduced) and the Selling Shareholder (“Co-Sale Pro Rata Portion”).

(b) Transferred Shares. Each participating Non-Selling Shareholder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser an executed instrument of transfer and one or more certificates, which represent:

(i) the number of Ordinary Shares which such Non-Selling Shareholder elects to sell;

(ii) that number of Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Non-Selling Shareholder elects to sell; provided in such case that, if the prospective purchaser objects to the allotment of Preferred Shares in lieu of Ordinary Shares, such Non-Selling Shareholder shall convert such Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.3(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) a combination of the above, together with an instruments of transfer duly executed by such participating Non-Selling Shareholder.

(c) Payment to Non-Selling Shareholder. The share certificate or certificates that the participating Non-Selling Shareholder delivers to the Selling Shareholder pursuant to Section 4.3(b) shall be transferred to the prospective purchaser and the register of members shall be updated accordingly in consummation of the sale of the Offered Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Non-Selling Shareholder that portion of the sale proceeds to which such Non-Selling Shareholder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Non-Selling Shareholder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Ordinary Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Non-Selling Shareholder.

(d) Right to Transfer. To the extent the Non-Selling Shareholders do not elect to purchase, or to participate in the sale of, any or all of the Offered Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Non-Selling Shareholders of the Transfer Notice, conclude a transfer of the Offered Shares covered by the Transfer Notice and not elected to be purchased by the Non-Selling Shareholders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice. The Selling Shareholders shall cause any prospective purchaser of such shares to comply with this Agreement and Restated Articles, as maybe amended from time to time, to the fullest extent. Any proposed transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed transfer of any Ordinary Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the Non-Selling Shareholders and the co-sale right of the Non-Selling Shareholder and shall require compliance by the Selling Shareholder with the procedures described in Sections 4.2 and 4.3 of this Agreement.

4.4. Permitted Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Preferred Shareholders as set forth in Section 4.2 and Section 4.3 above shall not apply to (a) any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; and(b) any transfer to the parents, children or spouse, or to trusts for the benefit of such persons, of any Ordinary Shareholder for bona fide estate planning purposes (each transferee pursuant to the foregoing subsections (a) and (b) a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Preferred Shareholder to their satisfaction and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

4.5. Prohibited Transfers. Except for transfers by any Ordinary Shareholder to its Permitted Transferees as provided in Section 4.4 above, none of the Ordinary Shareholders or their Permitted Transferees shall, without the prior written consent of the Majority Preferred Holders, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any Company securities held by him to any person on or prior to a Qualified Initial Public Offering. Any attempt by a party to sell or transfer or dispose of Ordinary Shares in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a transfer or disposal nor will it treat any alleged transferee as the holder of such shares without the written consent of the Majority Preferred Holders.

4.6. Restriction on Transfer by Investors. Notwithstanding anything to the contrary, Section 4.2, 4.3 and 4.5 shall not apply to any proposed transfer of Preferred Shares or Ordinary Shares issued or issuable upon conversion of the Preferred Shares by the Investors, without prejudice to the rights of the Investors to purchase any Offered Shares to be transferred by any other shareholders pursuant to Section 4.2 and 4.3, provided that each Investor shall not, directly or indirectly, sell, transfer, or otherwise dispose of any shares of the Company to any Competitor. For the purpose of this Agreement, the term “Competitor” shall mean any company that is engaged in the business of development, design, production and sales of the smart wristband, smart scale and smart watch, data service and data analysis in respect of sports, medical treatment and health.

4.7. No Indirect Transfer Permitted. The shareholders specifically agree that in the event the shares of the Company is held by the Founders indirectly through any holding entity (the “Holding Entity”) the restrictions with regard to the transfer of the Ordinary Shares as described under this Section 4 shall apply equally to transfer of the shares of the Holding Entity, as if each of the provisions under this Section 4 has been repeated under this Section 4.7 with regard to transfer of the shares of the Holding Entity except that the reference to the shares in the Company has been revised to refer to the shares in the Holding Entity, as applicable, so that the result of such restrictions on the indirect transfer of the shares in the Company by transferring the shares in the Holding Entity is the same as if the Holding Entity directly transfer the relevant shares in the Company.

4.8. Legend.

(a) Each certificate representing the Ordinary Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.8(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 4.

4.9. Term. The provisions under this Section 4 shall terminate upon the earlier to occur of a Qualified Initial Public Offering.

5. DRAG-ALONG RIGHT.

5.1. At any time after the third anniversary of the Closing Date (as defined in the Share Purchase Agreement), if the Majority Preferred Holders and the holders of a majority of the issued, outstanding Ordinary Shares (the “Dragging Shareholders”), approve a proposed Acquisition (as defined below), then, in any such event, upon written notice from the Dragging Shareholders requesting them to do so, the other shareholders of the Company shall (i) vote, or give their written consent with respect to, all the Shares directly or indirectly held by them in favor of such proposed Acquisition and in opposition of any proposal that could reasonably be expected to delay or impair the consummation of any such proposed Acquisition; (ii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to or in connection with such proposed Acquisition; and (iii) take all actions reasonably necessary to consummate the proposed Acquisition, including without limitation amending the then existing Memorandum and Articles of Association of the Company; provided, however, the other shareholders of the Company may elect not to vote or give their consent with respect to, all the Shares directly or indirectly held by them in favor of such proposed Acquisition, but in any such event, such other shareholders of the Company shall be obliged to purchase all the Ordinary Shares (on an as-converted basis) held by the Dragging Shareholders, under the same terms and conditions as offered by the prospective purchaser of the proposed Acquisition.

5.2. For purposes of this Section 5, an “Acquisition” mean (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Company, (ii) a transfer or an exclusive licensing of all or substantially all of the intellectual property of the Company, (iii) a sale, transfer or other disposition of a majority of the issued, outstanding share capital of the Company or a majority of the voting power of the Company; or (iv) a merger, consolidation or other business combination of the Company with or into any other business entity in which the shareholders of the Company immediately after such merger, consolidation or business combination hold shares representing less than a majority of the voting power of the outstanding share capital of the surviving business entity.

5.3. The provisions under this Section 5 shall be terminated upon the occurrence of a Qualified Initial Public Offering.

6. REDEMPTION.

6.1. Redemption by the Company.

(1) Notwithstanding anything to the contrary herein, at any time after the earlier of (i) forty-eight (48) months after the Closing Date (if the Company has not consummated a Qualified Initial Public Offering), or (ii) any material breach by the Group Companies, the Founders and/or the BVI Companies of any representatives, warranties or covenants of the Transaction Documents, or (iii) any Redemption (as defined below) required by other Investors (the “Redemption Start Date for Series B Shares”), then subject to the applicable laws of the Cayman Islands and if so requested by any holder of then issued, outstanding Series B Preferred Shares, the Company shall redeem all or part of the issued, outstanding Series B Preferred Shares of such holder in cash out of funds legally available therefor (the “Series B Redemption”). The price at which each Series B Preferred Share shall be redeemed (the “Series B Redemption Price”) shall be the higher of (a) the result calculated in accordance with the following formula:

IP × (112%) N+ D, where

IP = applicable Series B Preferred Share Issue Price (as defined below);

N = a fraction the numerator of which is the number of calendar days between the date on which the Series B Preferred Shares are issued and the relevant Redemption Date on which such Series B Preferred Share is redeemed and the denominator of which is 365;

D = all declared but unpaid dividends on each Series B Preferred Share up to the relevant Redemption Date on which such Series B Preferred Share is redeemed, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or

(b) The fair market value of each Series B Preferred Share determined in accordance with the assessment by the independent appraiser selected jointly by the Majority Series B Holders B and the Company, the cost of such appraisal to be equally borne by each holder of Series B Preferred Shares and the Company.

If the Company does not have sufficient cash or funds legally available to redeem all of the Series B Preferred Shares required to be redeemed, the Company shall effect the redemption on pro rata basis among the holders of Series B Preferred Shareholders requesting such redemption and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

(2) Notwithstanding anything to the contrary herein, at any time after the earlier of (i) forty-eight (48) months after January 17, 2014 (if the Company has not consummated a Qualified Initial Public Offering) , and (ii) any Redemption (as defined below) required by other Investors (the “Redemption Start Date for Series A Shares”, together with Redemption Start Date for Series B Shares, the “Redemption Start Date”), then subject to the applicable laws of the Cayman Islands and if so requested by the Majority Series A Holders, the Company shall redeem all or part of the issued, outstanding Series A Preferred Shares in cash out of funds legally available therefor (the “Series A Redemption”, together with the Series B Redemption, the “Redemption”). The price at which each Series A Preferred Share shall be redeemed (the “Series A Redemption Price”, together with the Series B Redemption Price, the “Redemption Price”) shall be the higher of (a) the result calculated in accordance with the following formula:

IP × (115%) N+ D, where

IP = Series A Preferred Share Issue Price (as defined below);

N = a fraction the numerator of which is the number of calendar days between January 17, 2014 and the relevant Redemption Date on which such Preferred Share is redeemed and the denominator of which is 365;

D = all declared but unpaid dividends on each Series A Preferred Share up to the relevant Redemption Date on which such Preferred Share is redeemed, proportionally adjusted for share subdivisions, share dividends, reorganizations, reclassifications, consolidations or mergers; or

(b) The fair market value determined in accordance with the assessment by the independent appraiser selected jointly by the Majority Series A Holders and the Company, the cost of such appraisal to be equally borne by each holder of Series A Preferred Shares and the Company.

If the Company does not have sufficient cash or funds legally available to redeem all of the Series A Preferred Shares required to be redeemed, the Company shall effect the redemption on pro rata basis among the holders of Series A Preferred Shareholders requesting such redemption and the remainder shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

(3) If the Company’s assets or funds which are legally available on the date that any redemption payment under this Section 6.1 is due are insufficient to pay in full all redemption payments to be paid, those assets or funds which are legally available shall be first used to the extent permitted by applicable law to pay all redemption payments due ratably for Series B Preferred Shares electing for redemption, in proportion to the full amounts to which such holders of Series B Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon. After all redemption payments due for Series B Preferred Shares that are requesting for redemption have been paid and there are still assets or fund legally available (“Remaining Funds”), such Remaining Funds shall be then used to the extent permitted by applicable law to pay all redemption payments due ratably for Series A Preferred Shares electing for redemption, in proportion to the full amounts to which such holders of Series A Preferred Shares to which such redemption payments are due would otherwise be respectively entitled thereon.

6.2. Notice. A notice of redemption (a “Redemption Notice”) by such holder of the Preferred Shares requesting to be redeemed shall be given by hand or by mail to the Company at any time on or after the Redemption Start Date stating the date on which such Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than the date which is 30 days after such notice of redemption is given. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of such Preferred Shares entitled to be redeemed stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. Notwithstanding anything to the contrary contained herein, no other securities of the Company shall be redeemed unless and until the Company shall have redeemed all of the Preferred Shares requested to be redeemed pursuant to this Section 6 and shall have paid all the Redemption Price for such Preferred Shares requested to be redeemed payable pursuant to this Section 6.

6.3. Surrender of Certificates. Before any holder of Preferred Shares shall be entitled for redemption under the provisions of this Section 6, such holder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and the Redemption Price shall be payable on the Redemption Date to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled on the Redemption Date. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the relevant Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the relevant redemption date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company. If the Company fails to redeem any Preferred Shares for which redemption is requested, then during the period from the Redemption Date through the date on which such Preferred Shares are actually redeemed and the Redemption Price is actually made, in full, such Preferred Shares shall continue to be outstanding and be entitled to all rights and preferences of Preferred Shares. After payment in full of the aggregate Redemption Price for all issued, outstanding Preferred Shares, all rights of the holders thereof as shareholders of the Company shall cease and terminate and such Preferred Shares shall be cancelled.

6.4. Restriction on Distribution. If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

6.5. To the extent permitted by law, the Company shall procure that the profits of each subsidiary and affiliate of the Company for the time being legally available for distribution shall be paid to it by way of dividend or otherwise if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Section 6.

7. LIQUIDATION.

7.1. Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Series A Preferred Shares and the Ordinary Shares or any other class or series of shares then issued, outstanding, an amount per Series B Preferred Share equal to one hundred and fifty percent (150%) of the applicable Series B Preferred Share Issue Price (the “Series B Preferred Share Preference Amount”). If the Company has insufficient assets to permit payment of the Series B Preferred Share Preference Amount in full to all holders of Series B Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series B Preferred Shares in proportion to the full Series B Preferred Share Preference Amount each such holder of Series B Preferred Shares would otherwise be entitled to receive under this Section 7.1. After the full Series B Preferred Share Preference Amount on all issued, outstanding Series B Preferred Shares has been paid, the holders of the Series A Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares then issued, outstanding, an amount per Series A Preferred Share equal to one hundred and fifty percent (150%) of the Series A Preferred Share Issue Price (the “Series A Preferred Share Preference Amount”, together with the Series B Preferred Share Preference Amount, the “Preferred Share Preference Amount”). If the Company has insufficient assets to permit payment of the Series A Preferred Share Preference Amount in full to all holders of Series A Preferred Shares, then the assets of the Company shall be distributed ratably to the holders of the Series A Preferred Shares in proportion to the full Series A Preferred Share Preference Amount each such holder of Series A Preferred Shares would otherwise be entitled to receive under this Section 7.1. After the full Preferred Share Preference Amount on all issued, outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed on a pro rata, pari passu basis among the holders of the Preferred Shares (on an as-converted basis), together with the holders of the Ordinary Shares. For purpose of this Agreement, the “Series A Preferred Share Issue Price” shall mean US$ 0.0342 per share, and “Series B Preferred Share Issue Price” shall mean US$ 1.59125 per share for each Series B-1 Preferred Shares or US$ 1.6750 per share for each Series B-2 Preferred Shares, as applicable, in each case as appropriately adjusted for any share split, share division, share combination, share dividend or similar events.

7.2. For the purpose of this Section 7, (i) any acquisition of the Company (whether by a sale of equity, merger or consolidation) in which in excess of 50% of the Company’s voting power outstanding before such transaction is transferred, or (ii) a sale of all or substantially all the Company’s assets and no substantial business operations will be continued by the Company (the “Liquidation Event”), shall be deemed a liquidation, dissolution or winding up of the Company, such that the provision of Section 7.1 shall apply as if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. If the requirements of this Section 7 are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Section 7 have been complied with, or (ii) cancel such transaction.

7.3. Notwithstanding any other provision of this Section 7, the Company may, out of funds legally available therefor and subject to compliance with the provisions of the applicable laws of the Cayman Islands, repurchase Ordinary Shares of the Company issued to or held by employees, officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

7.4. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holders of Preferred Shares and Ordinary Shares shall be that as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a Liquidation Event, by the Board, which decision shall include the affirmative vote from the Investors Directors. Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a Liquidation Event hereunder, by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator or, in the case of any proposed distribution in connection with a transaction which is a Liquidation Event hereunder, by the Board. The Majority Preferred Holders shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Section 7, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging party.

7.5 Notwithstanding the foregoing, the Liquidation Preference for holders of the Preferred Shares shall terminate upon consummation of a Qualified Initial Public Offering.

8. ASSIGNMENT AND AMENDMENT.

8.1. Assignment and Amendment. Notwithstanding anything herein to the contrary:

(a) Information Rights; Registration Rights. The Information and Inspection Rights under Section 1.1 may be assigned to any holder of Preferred Shares; and the registration rights of the Holders under Section 2 may be assigned to any Holder or to any person acquiring Registrable Securities, provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 8.

(b) Right of Participation; Right of First Refusal; Co-Sale Right; Drag-along Right. The rights of the Preferred Shareholder under Sections 3 to Section 5 are fully assignable in connection with a transfer of shares of the Company by such Preferred Shareholder subject to the restrictions set forth therein; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Preferred Shareholder stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement.

8.2. Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the holders of the Series A Preferred Shares, by the Majority Series A Holders; provided, however, that any holder of the Series A Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of the Series A Preferred Shares; (iii) as to the holders of the Series B Preferred Shares, one hundred percent (100%) of the Series B Preferred Shares; provided, however, that any holder of the Series B Preferred Shares may waive any of its rights hereunder without obtaining the consent of any other holders of the Series B Preferred Shares; and (iv) as to the holders of Ordinary Shares, by the holders of more than a majority of the Ordinary Shares; provided, however, that any holder of Ordinary Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Ordinary Shares. Any amendment or waiver effected in accordance with this Section 8.2 shall be binding upon the Company, the Investors, the holders of Ordinary Shares and their respective assigns.

9. CONFIDENTIALITY AND NON-DISCLOSURE.

9.1. Disclosure of Terms. The terms and conditions of this Agreement and the Share Purchase Agreement, and all exhibits attached to such agreements (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such confidential information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

9.2. Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Majority Preferred Holders. No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the prior written consent of Majority Preferred Holders.

9.3. Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities have the need to know such information and are subject to appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

9.4. Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of this Agreement and the Share Purchase Agreement, any of the exhibits attached to such agreements, or any of the Financing Terms hereof in contravention of the provisions of this Section 9, such party (the “Disclosing party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.

9.5. Other Information. The provisions of this Section 9 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

9.6. Notices. All notices required under this section shall be made pursuant to Section 11.1 of this Agreement.

10. PROTECTIVE PROVISIONS.

10.1. In addition to such other limitations as may be provided in the Restated Articles, subject to matters requiring approval by Special Resolution (as defined in the Restated Articles), for so long as any Preferred Shares are issued and outstanding, the following acts of the Group Companies shall require the prior written approval of the Majority Preferred Holders (for purpose of this Section 10.1, the term “Company”, to the extent applicable, includes the Company, the HK Company, the U.S. Company, the WFOE, the Domestic Companies and any of their direct or indirect subsidiaries):

(a) any merger, consolidation or amalgamation of any Group Company with any other entity or entities or any spin-off, sub-division, or any other transaction or series of transactions in which in excess of 50% of the Company’s voting power is transferred or in which all or substantially all of the assets of the Company are sold or all or substantially all of the intellectual properties are licensed, or other forms of restructuring of any Group Company;

(b) any liquidation, dissolution or winding up of any Group Company or other forms of ceasing to conduct or carry on its business substantially as now conducted by the Company and the other Group Companies, change of any material part of its business or enter into business that is outside the Business;

(c) any change to the Memorandum and Articles of Association or other charter documents of the Company, any increase or decrease of the capital of Company, or any action that changes the organization form or the Business of the Company;

(d) any increase or decrease of the authorized size of the board of directors of any Group Company, amend the rules of appointing the directors as provided herein;

(e) any declaration or payment of any dividend;

(f) any adoption, amendment or termination of any employ stock or option incentive plan or any other equity bonus or incentive, purchase or participation plan or other similar plans for the benefit of employees, officers, directors, contractors, advisors or consultants and any issuance of any options or shares under such plan;

(g) any creation or exercise of any liquidation preference right;

(h) any appointment or replacement or the approval of the compensation of the CEO, COO, CFO, CTO of the Group Company;

(i) any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares;

(j) any action that authorizes, creates or issues any class of shares of the capital of the Company having preferences superior to or on a parity with the Preferred Shares;

(k) any action that reclassifies any outstanding shares into shares having preferences or priority superior to or on a parity with the preference of the Preferred Shares;

(l) any appointment, replacement or removal of the auditor or any material alteration of the fiscal year or auditing policy of any Group Company;

(m) any action that creates, authorizes, reclassifies, issues, repurchases or redeems any shares or any securities of the Company, excluding (a) any issuance of Ordinary Shares upon conversion of the Preferred Shares, and (b) pursuant to the terms under employee incentive plans approved by the board, the issuance or repurchase of such employee equity incentive stocks (or options or warrants therefor);

(n) any approval or material amendment of the Company’s annual budget or business plan, any transaction outside the approved annual budget or business plan of any Group Company;

(o) any incurrence of transaction of any Group Company which is not in the ordinary course of business;

(p) any loans or financial instruments outside the trade loans from the banks and financial institutions in the ordinary business course of the Company;

(q) any action that creates or approves the issuance of bond on the guarantee, charge, lien or indemnity warranty upon all or part of the business, assets or privileges of the Company, excluding the bond provided to the bank or any other financial institution for any single or a series loan in an amount less than US$ 5,000,000 in the ordinary business course of the Company;

(r) any transfer, creation of pledge on, disposing of or licensing to any third party any patent, brand, copyright, trademark or any intellectual property of the Group Company;

(s) any resolutions approving the business operation ceasing of the Group Companies, acquisition, restructuring or liquidation of any Group Company; or any resolutions regarding the appointment of the receiver, administrator, legal administrator or other similar staff of the Group Companies;

(t) approval, amendment or adjustment of any transaction between (i) any Group Company and (ii) any shareholder or the director, officer or employee of any Group Company or their associates and affiliates, including without limitation, providing any loans or guarantee, charge, lien or indemnity warranty for loans of any shareholder or the director, officer or employee of any Group Company or their associates and affiliates in favour of any party aforesaid;

(u) any action that establish the brand for any other company;

(v) any action that disposes or dilutes any equity interest held by the Group Companies, of any other companies;

(w) any approval of the transfer of the shares of the Company;

(x) the increase in compensation of any of the five (5) most highly compensated employees of the Company with monthly salary by more than one hundred percent (100%) in a twelve (12) month period;

(y) instituting or settlement of any actions, disputes, arbitration or the similar proceedings of the Group Companies which has material effect to the Group Companies;

(z) any other event which may negatively affect the rights, preferences, privileges or powers of the Investors herein; and

(aa) agree or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, where any act listed in clauses (a) through (aa) above requires a Special Resolution (as defined in the Restated Articles) of the Members of the Company in accordance with the Law (as defined in the Restated Articles), and if the Members vote in favor of such act but the approval of the Majority Preferred Holders has not yet been obtained, then each holder of Preferred Shares at a meeting of the shareholders shall have 10 times the voting rights of each Member who votes in favor of such resolution.

10.2. In addition to such other limitations as may be provided in the Restated Articles, for so long as any Preferred Shares are outstanding, any purchase or investment by any Group Company of equity securities of, or any securities convertible into equity securities of, any other entities, in excess of US$1,500,000 in a single transaction, or US$3,000,000 in a series of transaction in any fiscal year, shall require the prior written approval of any of the Investor Directors.

11. GENERAL PROVISIONS.

11.1. Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit A hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit A; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit A with next Business Day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.1 by giving the other party written notice of the new address in the manner set forth above.

11.2. Entire Agreement. This Agreement and the Share Purchase Agreement, the Restricted Share Agreement, any Ancillary Agreements (as defined in the Share Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof. Capitalized terms which are not defined hereinto shall have the same meaning as such in the Share Purchase Agreement.

11.3. Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of the Hong Kong without regard to principles of conflicts of law thereunder.

11.4. Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.5. Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

11.6. Successors and Assigns. Subject to the provisions of Section 8.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

11.7. Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

11.8. Counterparts. This Agreement may be executed (including facsimile signature) in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9. Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Preferred Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the issued, outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.10. Aggregation of Shares. All Preferred Shares or Ordinary Shares held or acquired by affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.11. Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Restated Articles, the terms of this Agreement shall prevail as between the HK Company, the US Company, the WFOE, the Domestic Companies, the Founders and the Investors only, who hereby undertake to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Restated Articles so as to eliminate such inconsistency.

11.12. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 11.12(b) shall apply.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at the International Chamber of Commerce – Hong Kong, China (the “ICC-HK”) for arbitration in Hong Kong. The arbitration shall be conducted in accordance with the ICC Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this subsection (b), the arbitral tribunal shall comprise three arbitrators, and the arbitral language shall be English.

11.13. Further Actions. Each shareholder of the Company agrees that it shall use its best effort to enhance and increase the value and principal business of the Company.

11.14. Effective Date. This Agreement should only take effect and become binding on and enforceable against the parties hereto subject to and upon the Closing of the Share Purchase Agreement.

11.15. Definition of Affiliate. For the Purpose of this Agreement, except as other provided therein, the term “Affiliate” means, with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any member, general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person. Notwithstanding the foregoing, the parties acknowledge and agree that (a) the name “Sequoia Capital” is commonly used to describe a variety of entities (collectively, the “Sequoia Entities”) that are affiliated by ownership or operational relationship and engaged in a broad range of activities related to investing and securities trading and (b) notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not be binding on, or restrict the activities of, any (i) Sequoia Entity outside of the Sequoia China Sector Group or (ii) entity primarily engaged in investment and trading in the secondary securities market. For purposes of the foregoing, the “Sequoia China Sector Group” means all Sequoia Entities (whether currently existing or formed in the future) that are principally focused on companies located in, or with connections to, the People’s Republic of China.

11.16. The Company shall use its commercially reasonable best efforts to avoid future status of the Company or any of its Subsidiaries as a PFIC. Within forty-five (45) days from the end of each taxable year of the Company, the Company shall determine, in consultation with a reputable accounting firm, whether the Company or any of its Subsidiaries was a PFIC in such taxable year (including whether any exception to PFIC status may apply) or if there is a likelihood of any such entity being classified as a PFIC for any taxable year. If the Company determines that the Company or any of its Subsidiaries was a PFIC in such taxable year (or if a Governmental Authority or an Investor, on advice of counsel, informs the Company that it has so determined) or that there is a likelihood of any such entity being classified as a PFIC for any taxable year, it shall, within sixty (60) days from the end of such taxable year, notify each holder of Preferred Shares such status or risk, as the case maybe, and provide the following information to each direct or indirect holder of Preferred Shares (a “PFIC Shareholder”): (i) all information reasonably available to the Company to permit such PFIC Shareholder to (a) accurately prepare its US tax returns and comply with any other reporting requirements , if any, arising from its investment in the Company and relating to the Company or any of its Subsidiaries’ classification as a PFIC and (b) make any election (including, without limitation, a “qualified electing fund” election under Section 1295 of the Code), with respect to the Company (or any of its Subsidiaries); and (ii) a completed “PFIC Annual Information Statement” as described under Treasury Regulation Section 1.1295-1(g). The Company shall be required to provide the information described above to an Investor only if such Investor requests in writing that the Company provide such information to such Investor.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE COMPANY

Huami Corporation

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Director

THE COMPANY

Huami HK Limited

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Director

HUAMI - SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE BVI COMPANIES

HHtech Holdings Limited

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Director

Haiyu Holding Limited

By:	/s/ Lu Yunfen
Name:	Lu Yunfen
Title:	Director

Fandler Holding Limited

By:	/s/ Fan Meihui
Name:	Fan Meihui
Title:	Director

Forest Mountain Holding Limited

By:	/s/ Fan Bin
Name:	Fan Bin
Title:	Director

Wenshui Holding Limited

By:	/s/ Zhang Yi
Name:	Zhang Yi
Title:	Director

Shu Hill Holding Limited

By:	/s/ Zhang Xiaojun
Name:	Zhang Xiaojun
Title:	Director

HUAMI - SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE PRC COMPANIES

Huami (Beijing) Information Technology Co., Ltd.

Company seal: /s/ Huami (Beijing) Information Technology Co., Ltd.

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

Anhui Huami Information Technology Co., Ltd.
Company seal: /s/ Anhui Huami Information Technology Co., Ltd.

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

Shunyuan Kaihua (Beijing) Technology Co., Ltd.
Company seal: /s/ Shunyuan Kaihua (Beijing) Technology Co., Ltd.

By:	/s/ Huang Wang
Name:	Huang Wang
Title:	Legal Representative

HUAMI - SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE FOUNDERS

/s/ Huang Wang
Name: Huang Wang

/s/ Lu Yunfen
Name: Lu Yunfen

/s/ Fan Meihui
Name: Fan Meihui

/s/ Fan Bin
Name: Fan Bin

/s/ Zhang Yi
Name: Zhang Yi

/s/ Zhang Xiaojun
Name: Zhang Xiaojun

HUAMI - SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS

People Better Limited

By:	/s/ Lei Jun
Name:	Lei Jun
Title:	Director

Shunwei High Tech Limited

By:	/s/ Tuck Lye Koh
Name:	Tuck Lye Koh
Title:	Director

Banyan Capital Holdings Co., Ltd.

By:	/s/ Anthony Wu
Name:	Anthony Wu
Title:	Authorized Signatory

SCC Venture V Holdco I. Ltd.

By:	/s/ YU Shan
Name:	YU Shan
Title:	Authorized Signatory

HUAMI - SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

THE INVESTORS

MORNINGSIDE CHINA TMT SPECIAL OPPORTUNITY FUND, L.P. a Cayman Islands exempted limited partnership

By:
MORNINGSIDE CHINA TMT GP III, L.P., a Cayman Islands exempted limited partnership, its general partner

By:
TMT GENERAL PARTNER LTD., a Cayman Islands limited company, its general partner

By:	/s/ Louise Mary Garbarino
Name:	Louise Mary Garbarino
Title:	Authorized Signatory

MORNINGSIDE CHINA TMT FUND III CO-INVESTMENT, L.P., a Cayman Islands exempted limited partnership, its general partner

By:
MORNINGSIDE CHINA TMT GP III, L.P., a Cayman Islands exempted limited partnership, its general partner

By:
TMT GENERAL PARTNER LTD., a Cayman Islands limited company, its general partner

By:	/s/ Louise Mary Garbarino
Name:	Louise Mary Garbarino
Title:	Authorized Signatory

HUAMI - SIGNATURE PAGE OF SHAREHOLDERS AGREEMENT

SCHEDULE A

Investors

Name of Investors

People Better Limited

Shunwei High Tech Limited

Banyan Capital Holdings Co., Ltd.

SCC Venture V Holdco I, Ltd.

MORNINGSIDE CHINA TMT SPECIAL OPPORTUNITY FUND, L.P.

MORNINGSIDE CHINA TMT FUND III CO-INVESTMENT, L.P.

SCHEDULE B

Founders

Name of Founders	PRC ID
Huang Wang	340104197511022019
Lu Yunfen	320520196505212725
Fan Meihui	352104197911071518
Fan Bin	340825197909154716
Zhang Yi	371203197907230012
Zhang Xiaojun	340103197107201019

SCHEDULE C

BVI Companies

1.	HHtech Holdings Limited, a business entity established under the laws of the British Virgin Islands;

2.	Haiyu Holding Limited, a business entity established under the laws of the British Virgin Islands;

3.	Fandler Holding Limited, a business entity established under the laws of the British Virgin Islands; and

4.	Forest Mountain Holding Limited, a business entity established under the laws of the British Virgin Islands.

5.	Wenshui Holding Limited, a business entity established under the laws of the British Virgin Islands.

6.	Shu Hill Holding Limited, a business entity established under the laws of the British Virgin Islands.

EXHIBIT A

Notices

If to the Group Companies, BVI Companies and the Founders:

Address: 12F, A4 Building, Cartoon Base, No.800 WangJiangxi Street, High-New District,

                 Hefei City, Anhui Province, China.

Attn: Lu Yunfen

Fax: 0551-65837206-1151

Tel: 0551-65325631

If to People Better Limited:

Address: 12F, East Office Building, the Rainbow City of China Resources, No. 68

Qinghe Middle Street, Haidian, Beijing

Attn: GAO Xue

Tel: +86-10-6060 6666

Fax: +86-10-6060 6666

If to Shunwei High Tech Limited:

Address: P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

Attn: Mr. Tuck Lye Koh

E-mail: tlkoh@shunwei.com

With a copy to:

Attn: Mr. Tuck Lye Koh

Address: Unit 1309A, 13/F, Cable TV Tower, No. 9 Hoi Shing Road, Tsuen Wan, N.T.,

Hong Kong

E-mail: tlkoh@shunwei.com

Telephone: +852 24050088

Fax: +852 24050003

If to Banyan Capital Holdings Co., Ltd.:

Add: c/o Banyan Capital Partners HK Ltd.

         Unit 1535, 15th Floor, Nexxus Building

         41 Connaught Road, Central, HK

Attn: Anthony Wu

Tel: (852) 3757 9922

If to SCC Venture V Holdco I, Ltd.:

Address: Suite 2215, 22/F Two Pacific Place 88 Queensway Road, Hong Kong

Attn: Kok Wai Yee

Fax: +852 2501 8989

Tel: +852 2501 5249

If to MORNINGSIDE CHINA TMT SPECIAL OPPORTUNITY FUND, L.P. and MORNINGSIDE CHINA TMT FUND III CO-INVESTMENT, L.P.:

Address: 22/F Hang Lung Centre, 2-20 Paterson Street, Causeway Bay, Hong Kong

Attn: Catherine Leung

Fax: 852 2577 3509

Tel: 852 2894 1828